FOR IMMEDIATE RELEASE
CONTACTS:
Investors: Julie Loftus Trudell	News Media: Kent Jenkins Jr.
Senior Vice President, Investor Relations	Senior Vice President, External Communications
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 769-7859

AMERIGROUP Corporation Reports First Quarter Net Income
of $35.1 million or $0.65 Per Diluted Share

Updates 2008 EPS Guidance Range

VIRGINIA BEACH, Va. (April 23, 2008) - AMERIGROUP Corporation (NYSE: AGP) today announced that its net income for the first quarter of 2008 was $35.1 million or $0.65 per diluted share versus $21.3 million or $0.40 per diluted share for the first quarter of 2007.

The Company updated its guidance for the full year 2008 to $2.35 to $2.45 per diluted share from the previously announced range of $2.46 to $2.61. The revision to guidance includes the impact of a non-cash charge associated with discontinuing operations in West Tennessee at the Company’s recently acquired health plan, Memphis Managed Care Corporation, as well as the exit from the District of Columbia. The Company’s Tennessee subsidiary was not selected in the recent procurement for West Tennessee.

“For the quarter, our core business continues to perform according to our expectations and to produce strong results,” said James G. Carlson, AMERIGROUP Corporation’s President and Chief Executive Officer.  “This includes stable medical cost performance which we anticipate continuing through the year.

“We are disappointed not to be awarded additional full-risk business in West Tennessee,” Carlson continued. “We remain proud of the work and commitment demonstrated by our colleagues in Memphis.”

First Quarter Highlights
•	Membership increased 26.7% to approximately 1.7 million at the end of the quarter versus the first quarter of 2007. Sequentially, membership decreased 1.3%, or 23,000 members.
•	Total revenue was $1.1 billion, a 30.8% increase over the first quarter of 2007 and a 1.1% increase sequentially.
•	Health benefits ratio of 82.1% of premium revenues compared to 82.9% in the fourth quarter of 2007.
•	Selling, general and administrative expense ratio of 13.3% of total revenues.
•	Unregulated cash and investments of $524.1 million of which $172.8 million was unrestricted.
•	Days in claims payable was 53 days, compared to 57 days in the fourth quarter of 2007.

Market Changes
As previously announced, the Company was notified that the Company’s subsidiary in the District of Columbia was one of four successful bidders in the reprocurement of the District’s Medicaid managed care business. The Company elected not to participate in the District’s new contract due to premium rate and programmatic concerns. The current contract with the District, which covers 38,000 members, expires on April 30, 2008 and the Company’s subsidiary will perform transition services related to winding down the business through June 30, 2008.

Revenues
Total revenues for the first quarter of 2008 increased 30.8% to $1.1 billion compared with $832.3 million for the first quarter of 2007. Sequentially, total revenues increased 1.1% from the fourth quarter of 2007. Included in first quarter revenue is $10.4 million associated with a rate increase in Georgia retroactive to July 1, 2007.

First quarter investment income and other revenue was $22.6 million compared to $12.7 million in the first quarter of 2007. Sequentially, investment income and other revenue decreased $1.1 million, or 4.5%, from the fourth quarter of 2007 due primarily to lower market interest rates.

Health Benefits
Health benefits as a percent of premium revenues were 82.1% for the first quarter of 2008 versus 83.4% in the first quarter of 2007 and compared with 82.9% for the fourth quarter of 2007. While expected seasonality and trend would normally increase the health benefits ratio in the first quarter, solid performance across the majority of markets and favorable reserve development, primarily in Texas, yielded favorable results in the quarter.

Selling, General and Administrative Expenses
The selling, general and administrative expense ratio was 13.3% of total revenues for the first quarter of 2008 versus 12.7% in the first quarter of 2007 and compared with 13.1% in the fourth quarter of 2007. Experience rebate expense in Texas, associated with favorable performance in the State, held selling, general and administrative expenses at an elevated level in the quarter.

Balance Sheet and Cash Flow Highlights
Cash and investments at March 31, 2008 totaled $1.5 billion. Unregulated cash and investments were $524.1 million of which $172.8 million was unrestricted. Unrestricted cash in the quarter was impacted by the scheduled pay down of debt.

Medical claims liabilities totaled $506.8 million representing 53 days of health benefits expense, which is in-line with our expectations of 45 to 55 days, and compares to 57 days in the fourth quarter of 2007. The decline in days reflects the balance sheet impact of favorable prior period development and a reduction in claims on hand during the quarter.

Cash used in operations for the quarter ended March 31, 2008 totaled $6.6 million, compared to cash flow provided by operations of $97.0 million for the fourth quarter of 2007. While net income was solid, cash flow in the quarter was impacted by a decline in net working capital of $52.8 million. The primary driver was a decline in the claims payable liability of $34.3 million. A reduction in other short-term liabilities also contributed to the decline in cash flow from operations.

2008 Outlook
AMERIGROUP’s updated 2008 annual earnings estimate of $2.35 to $2.45 per diluted share is predicated on the following assumptions, among others:

•	Organic premium revenue growth is expected to be in the 11% to 12% range, versus the previous estimate of above 15%;
•
Investment income and other revenue growth is expected to be slightly below the prior year, versus the previous estimate of slightly above the prior year, due to the conclusion of operations in West Tennessee;

•	Health benefits ratio of approximately 83% of premium revenues for the full year, versus the previous estimate of mid 83% range;
•	Selling, general and administrative expenses in the low 12% range, versus the previous estimate of below 12%; and
•	Fully diluted shares outstanding of approximately 54.5 million, versus the previous estimate of 55 million.

2008 earnings outlook does not reflect any dilutive or accretive impact from:
•	AMERIGROUP’s possible entry into New Mexico’s long-term care program; and
•	Developments or rulings in the pending qui tam appeal.

First Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s first quarter results on a conference call Thursday, April 24, 2008 at 9:30 a.m. Eastern Time. The conference can be accessed by dialing 866-260-3161 (domestic) or (01)706-679-7245 (international) and providing passcode 39990828 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or (01) 706-645-9291 (international) and providing passcode 39990828. The replay will be available shortly after the conclusion of the call until Thursday, May 1, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2008 earnings which are subject to numerous factors, many of which are outside of our control, including the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, interest rates, actions by the Federal Reserve, including changes in the Federal Funds Rate, our ability to enter into new markets or remain in our existing markets, earnings per share and net income growth.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; changes in interest rates; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in our existing markets; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation.  There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2008 will not differ materially from our current estimates.  Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission (“SEC”) and subsequent current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2008	2007

Revenues:
Premium	$1,065,766	$819,594
Investment income and other	22,609	12,723
Total revenues	1,088,375	832,317
Expenses:
Health benefits	874,921	683,308
Selling, general and administrative	144,530	106,117
Depreciation and amortization	8,777	8,374
Interest	3,454	505
Total expenses	1,031,682	798,304
Income before income taxes	56,693	34,013
Income tax expense	21,600	12,720
Net income	$35,093	$21,293

Diluted net income per share	$0.65	$0.40

Weighted average number of common
shares and dilutive potential common
shares outstanding	54,403,315	53,721,113

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended
	March 31,
	2008	2007
Premium revenue	97.9%	98.5%
Investment income and other	2.1	1.5
Total revenues	100.0%	100.0%
Health benefits (1)	82.1%	83.4%
Selling, general and administrative expenses	13.3%	12.7%
Income before income taxes	5.2%	4.1%
Net income	3.2%	2.6%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of our members we served in each state as of March 31, 2008 and 2007. Because we receive two premiums for members that are in both the Medicare Advantage and Aged, Blind and Disabled products, these members have been counted twice in the states where we offer these plans.

	March 31,
	2008	2007
Texas(1)	441,000	429,000
Tennessee(2)	355,000	—
Florida	210,000	198,000
Georgia	198,000	220,000
Maryland	154,000	149,000
New York	112,000	122,000
New Jersey	99,000	101,000
Ohio	56,000	51,000
District of Columbia	38,000	39,000
Virginia	24,000	23,000
South Carolina	1,000	—
Total	1,688,000	1,332,000

(1) Membership includes approximately 13,000 members under Administrative Services Only (ASO) contracts in 2007.
(2) Membership includes approximately 168,000 under ASO contracts in 2008.

The following table sets forth the approximate number of our members in each of our products as of March 31, 2008 and 2007. Because we receive two premiums for members that are in both the Medicare Advantage and Aged, Blind and Disabled products, these members have been counted in each product.

	March 31,
Product	2008	2007
TANF (Medicaid)(1)	1,166,000	895,000
SCHIP	267,000	264,000
ABD (Medicaid)(2)	205,000	125,000
FamilyCare (Medicaid)	43,000	43,000
Medicare Advantage (SNP)	7,000	5,000
Total	1,688,000	1,332,000

(1) Membership includes 127,000 members under an ASO contract in Tennessee in 2008.
(2) Membership includes 41,000 members and 13,000 members under ASO contracts in Tennessee in 2008 and Texas in 2007, respectively.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	March 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$548,469	$487,614
Short-term investments	71,292	199,947
Restricted investments held as collateral	351,318	351,318
Premium receivables	86,244	82,940
Deferred income taxes	24,246	23,475
Prepaid expenses, provider and other receivables and other	51,874	82,914
Total current assets	1,133,443	1,228,208

Property, equipment and software, net	97,742	97,933
Goodwill and other intangible assets, net	262,366	263,009
Long-term investments, including investments on deposit for licensure	494,433	469,218
Deferred income taxes	9,665	12,075
Other long-term assets	20,007	18,178
	$2,017,656	$2,088,621

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$506,847	$541,173
Unearned revenue	38,945	55,937
Accounts payable	5,763	6,775
Accrued expenses and other	139,247	167,188
Current portion of long-term debt and capital leases	1,257	27,935
Total current liabilities	692,059	799,008

Long-term debt and capital leases	361,463	361,458
Other long-term liabilities	14,555	14,248
Total liabilities	1,068,077	1,174,714

Stockholders’ equity:
Common stock, $.01 par value	533	532
Additional paid-in capital	412,384	411,193
Accumulated other comprehensive income	(613)	—
Retained earnings	537,275	502,182
Total stockholders’ equity	949,579	913,907
	$2,017,656	$2,088,621

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Three months ended
	March 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$35,093	$21,293
Adjustments to reconcile net income to
net cash (used in) provided by operating activities:
Depreciation and amortization	8,777	8,374
Loss on disposal of property, equipment & software	166	—
Deferred tax expense (benefit)	2,016	(2,665)
Compensation expense related to share-based payments	2,272	1,960
Changes in assets and liabilities increasing
(decreasing) cash flows from operations:
Premium receivables	(3,304)	8,693
Prepaid expenses, provider and other receivables
and other current assets	28,245	2,769
Other assets	(2,402)	(2,790)
Claims payable	(34,326)	(1,585)
Unearned revenue	(16,992)	(3,849)
Accounts payable, accrued expenses
and other current liabilities	(26,455)	(6,975)
Other long-term liabilities	307	4,286
Net cash (used in) provided by operating activities	(6,603)	29,511

Cash flows from investing activities:
Purchase of restricted investments held as collateral, net	—	(402,812)
Purchase of convertible note hedge instruments	—	(48,648)
Proceeds from sale of warrant instruments	—	23,688
Proceeds from sale of investments, net	109,702	116,991
Purchase of investments on deposit for licensure, net	(7,252)	(11,459)
Purchase of property, equipment and software	(7,536)	(8,816)
Net cash provided by (used in) investing activities	94,914	(331,056)

Cash flows from financing activities:
Proceeds from borrowings under credit facility and issuance
of convertible notes	—	591,318
Repayments of borrowings under credit facility	(26,527)	(201,318)
Payment of debt issuance costs	—	(10,631)
Payment of capital lease obligations	(146)	(249)
Proceeds and tax benefits from exercise of stock options
and change in bank overdrafts, net	2,806	2,507
Common stock repurchases	(3,589)	—
Net cash (used in) provided by financing activities	(27,456)	381,627
Net increase in cash and cash equivalents	60,855	80,082
Cash and cash equivalents at beginning of period	487,614	176,718
Cash and cash equivalents at end of period	$548,469	$256,800